Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-221703, 333-259626, 333-259628, 333-259630) of Sterling Bancorp, Inc. of our report dated March 31, 2022 relating to the consolidated financial statements of Sterling Bancorp, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Crowe LLP

Cleveland, Ohio

March 31, 2022